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                                                                    Exhibit 99.2


For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com
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                  CirTran Extends Maturity Dates on Debentures

SALT LAKE CITY, October 14, 2008 -- CirTran Corporation (OTCBB: CIRC), an international, full-service contract manufacturer of IT, consumer and electronics products, announced today that maturity dates in connection with two debenture agreements had been extended.

CirTran CFO David Harmon said the maturity date extensions involve two convertible debentures issued in 2005 by CirTran to YA Global Investments, LP (formerly known as Cornell Capital Partners, LP) and to Highgate House Funds, LTD. The maturity dates for both debentures, previously due August 31, 2008, were extended to December 31, 2008.

"CirTran continues to maintain positive relationships with YA Global Investments and Highgate," said Mr. Harmon. "We appreciate their confidence in our plans and progress, as well as their willingness to continue working with us on the terms of these debenture agreements."

About CirTran Corporation
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Founded in 1993,  CirTran  Corporation  (www.cirtran.com)  has evolved  from its roots as a premier international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran's operations include: CirTran-Asia, a subsidiary with principal offices
in  ShenZhen,   China,  which  manufactures  high-volume  electronics,   fitness
equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce the Playboy Energy Drink.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. CirTran disclaims any obligation or intention to update any forward-looking statement.

All trademarks are properties of their respective owners.





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